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                                                                       EXHIBIT 5

                             Opinion and Consent of
                                Carlton J. Eibl,
          President and Chief Operating Officer of Mycogen Corporation
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February 9, 1996


Mycogen Corporation
5501 Oberlin Drive
San Diego, CA   92121

Ladies and Gentlemen:

     I have acted as counsel to Mycogen Corporation, a California corporation, (the "Company") with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for
(i) an aggregate of 250,000 shares of Common Stock, $.001 par value, reserved for issuance under the Company's 1995 Employee Stock Purchase Plan (the "Registered Shares").

     In connection with this opinion, I have examined, issued and relied upon the Registration Statement No. 0-15881 on Form 8-A filed by the Company with the Commission on May 7, 1992, the Company's Articles of Incorporation and Bylaws, as amended, and the originals or copies certified to my satisfaction, of such records, documents, certificates, memoranda, and other instruments as in my judgment is necessary or appropriate to enable me to render the opinion expressed below.

     On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Registered Shares, when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as Exhibit 5 to this Registration Statement.

                              Very truly yours,

                               /s/ Carlton J. Eibl

                              Carlton J. Eibl
                              President and Chief Operating Officer